UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐          Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beginning on April 13, 2020, NCR Corporation (the “Company”) sent the following email to representatives of certain of the Company’s stockholders:

[Dear stockholder]

I’m reaching out to see if you would like to discuss our equity plan proposal and answer any other questions you may have related to our proxy ahead of our Annual Meeting on April 21st.

The equity plan proposal is very important to the Board as it allows NCR to continue granting employees long-term equity incentives that are critical to the success of our business and we ask for your support.

As mentioned in the NCR proxy, our stock plan:
●
Allows NCR to continue granting long-term equity incentives to employees critical to the success for our strategic business transformation, acceleration of future profitable growth and achievement of stronger returns

●	Use of equity directly aligns stockholder and employee interests and promotes an ownership mentality/culture the new management team is pushing to inspire
●	Access to equity is essential for NCR to compete for top talent in the highly competitive software/services industry
●	Allows NCR to preserve cash by using equity as a vehicle to compensate employees

Let me know if a call makes sense.

Thanks,

[NCR representative]